FOR INFORMATION CONTACT: Spencer Sias (650) 424-5782 Spencer.sias@varian.com For Immediate Release

Varian Medical Systems Board of Directors Authorizes Repurchase of Additional 8 Million Shares of Stock in 2009

PALO ALTO, Calif., November 17, 2008 - Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the Company to repurchase an additional 8 million shares of its common stock from January 1, 2009 through December 31, 2009. The program permits stock repurchases at the discretion of the management on the open market, in privately negotiated transactions, or in Rule 10b5-1 share repurchase plans.

As of September 26, the company had a balance of 5.9 million shares under a 12 million share repurchase authorization that expires on December 31, 2008. Since initiating share repurchase authorizations at the end of fiscal year 2001, the company has spent $1.4 billion to repurchase 36 million shares of common stock at an average price of $40.13 per share.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.